EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE.



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
                                                                THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                                                --------------------------------   -------------------------------
                                                                    1997                1996          1997                 1996
                                                                -----------         ------------   -------------       ------------

Net income................................................       $   106,154        $ 1,152,499     $ 2,593,036         $ 2,964,420


Adjustments for reduction in interest
   expense and effects of shares
   required to pay offering costs,
   and debt of $11,527,000................................                 -            119,000               -             494,000
                                                                 -----------        -----------     -----------         -----------

Net income................................................           106,154                          2,593,036
                                                                 ===========                        ===========

Pro forma net income before extraordinary item............                            1,271,499                           3,458,420

Extraordinary item from early extinguishment of debt,
    net of income taxes...................................                              149,789                             149,789
                                                                                    -----------                         -----------
Pro forma net income......................................                            1,121,710                           3,308,631
                                                                                    ===========                         ===========

Average number of common shares outstanding...............         5,461,233          3,079,619       5,415,099           3,079,619
Common equivalent shares outstanding......................           179,138            444,249         179,138             444,249
Shares included in the offering ..........................                --          2,169,636              --           2,169,636
                                                                 -----------        -----------     -----------         -----------
Pro forma weighted average number of common
    and common equivalent shares outstanding..............         5,640,371          5,693,504       5,594,237           5,693,504
                                                                 ===========        ===========     ===========         ===========

Net income per share......................................       $      0.02                        $      0.46
                                                                 ===========                        ===========

Pro forma net income per share............................                          $      0.02                         $      0.58
                                                                                    ===========                         ===========
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NOTE:   Net income per share figures will not necessarily add due to rounding adjustments.